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                                                               Exhibit 10.27
                            ANGELICA CORPORATION
                            EMPLOYMENT AGREEMENT
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            This agreement ("Agreement") has been entered into as of the
1st day of February, 2003, by and between Angelica Corporation, a Missouri corporation ("Angelica"), and James W. Shaffer, an individual ("Employee").

            WHEREAS, Angelica currently employs Employee as Vice President and Treasurer of Angelica and Angelica and Employee wish to more specifically define the terms and conditions of Employee's employment with Angelica in this Agreement.

            NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

SECTION 1: DEFINITIONS. For purposes of this Agreement, the following words and phrases, whether or not capitalized, shall have the meanings specified below, unless the context plainly requires a different meaning.

                    (a) "ANNUAL BASE SALARY" means the base salary set forth in Section 3.3 of this Agreement, as it shall be increased from time to time in the discretion of the Board or the Compensation and Organization Committee of the Board.

                    (b) "BOARD" means the Board of Directors of Angelica.

                    (c) "DATE OF TERMINATION" means a date that a Notice of Termination is received by the party to whom such notice is being given, unless the party giving the Notice of Termination specifies another date in the Notice of Termination (which date shall not be more than 30 days after giving of such Notice of Termination) or, alternatively, the last day of any Term in the event that a Notice of Non-Renewal is delivered by either party in accordance with Section 2.1 of this Agreement.

                    (d) "EFFECTIVE DATE" means the date of this Agreement.

                    (e) "EMPLOYMENT PERIOD" means the period beginning on the Effective Date and ending on the Date of Termination.

                    (f) "GOOD CAUSE" means, when used in connection with the termination of Employee's employment with Angelica by Angelica, a termination based upon (i) Employee's willful and continued failure to substantially perform his duties with Angelica (other than as a result of incapacity due to physical or mental condition), after a written demand for substantial performance is delivered to Employee by Angelica, which specifically identifies the manner in which Employee has not substantially performed his duties; (ii) Employee's commission of an act constituting a criminal offense involving moral turpitude, dishonesty or breach of trust; or (iii) Employee's material breach of any provision of this Agreement.

                    (g) "GOOD REASON" means, when used in connection with the termination of Employee's


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                    employment with Angelica by Employee, a termination
                    based upon the following reasons:

                          (i) the assignment to Employee of any duties inconsistent in any respect with Employee's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities as contemplated by this Agreement or any other action by Angelica which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith which is remedied by Angelica promptly after receipt of notice by Angelica thereof given by Employee;

                          (ii) (A) the failure by Angelica to continue in effect any benefit or compensation plan, stock ownership plan, life insurance plan, health and accident plan or disability plan to which Employee is entitled, provided that Angelica may amend, modify or replace such plans as long as the Employee is entitled to benefits under the amended, modified or replaced plan or plans that are substantially similar to those of the plan or plans so amended, modified or replaced;
                                (B) the taking of any action by Angelica which would adversely affect Employee's participation in, or materially reduce Employee's benefits under, any plans in which Employee is then currently participating; or (C) the failure of Angelica to provide Employee with paid vacation to which Employee is entitled;

                          (iii) a material breach by Angelica of any
                                provision of this Agreement;

                          (iv)  a purported termination by Angelica of
                                Employee's employment otherwise than
                                specifically permitted by this Agreement; or

                          (v)   a failure of a successor of Angelica
                                expressly to assume and agree to perform this Agreement pursuant to the provisions of
                                Section 6.4 of this Agreement; provided, however, that a termination of employment by Employee subsequent to an express assumption and agreement to perform this Agreement by such successor shall not be deemed to be for "Good Reason" under this subsection.

                    (h) "NOTICE OF TERMINATION" means a written notice by either party of such party's desire to terminate Employee's employment with Angelica, which notice (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such Notice, specifies the Date of Termination (which date shall not be more than 30 days after the giving of such Notice). The failure by Employee or Angelica to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Cause or Good Reason shall not waive any right of Employee or Angelica hereunder or preclude Employee or Angelica from asserting such fact or circumstance in enforcing Employee's or Angelica's rights hereunder.

                    (i) "NOTICE OF NON-RENEWAL" means a written notice by either party to this Agreement of

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                    such party's desire not to allow the Term of the
                    Agreement to automatically renew at the end of the then-current Term for another Term, thus having the effect of terminating the Agreement at the end of the then-current Term.

                    (j) "TERM" means, initially a one-year period commencing on the Effective Date and ending on the date of the first anniversary of the Effective Date, and, if renewed in accordance with Section 2.1 of this Agreement, shall mean a one-year period commencing on the particular anniversary date of the Effective Date and ending on the date one year after such commencing anniversary date.

SECTION 2:     TERM OF AGREEMENT.

               2.1 INITIAL TERM OF AGREEMENT; RENEWAL TERMS. The initial Term of this Agreement shall be for one year commencing on the Effective Date, subject to automatic renewal for one or more additional Terms of one year each commencing immediately upon the end of the initial Term or the then-current renewal Term, as the case may be, unless either party to this Agreement gives a Notice of Non-Renewal to the other party not later than 30 days prior to the end of the initial Term or the then-current renewal Term, as the case may be. In the event that such a Notice of Non-Renewal is given as set forth in this Section 2.1, the Date of Termination will be the last day of the initial Term or the then-current Term, as the case may be.

               2.2 TERMINATION OF THE EMPLOYMENT PERIOD PRIOR TO END OF TERM. Notwithstanding Section 2.1 of this Agreement, either party to this Agreement may terminate Employee's Employment Period (and Employee's employment with Angelica) at any time during the Term by giving the other party a Notice of Termination to the other party, without any liability except as specified in Section 4 of this Agreement.

SECTION 3:     TERMS AND CONDITIONS OF EMPLOYMENT.

               3.1 PERIOD OF EMPLOYMENT. Employee shall remain in the employ of Angelica throughout the Employment Period in accordance with the terms and provisions of this Agreement. This Agreement shall remain in full force and effect notwithstanding subsequent changes in Employee's compensation, location of employment, duties or authority or any changes in the identity of the corporation to which Employee's compensation is charged, provided that said corporation is a subsidiary or affiliate of Angelica and provided further that certain of such changes may constitute Good Reason for purposes of this Agreement.

               3.2 POSITIONS AND DUTIES. Angelica hereby employs Employee and Employee hereby accepts such employment as Vice President and Treasurer of Angelica, subject to the reasonable directions of the Chief Financial Officer or Chief Executive Officer of Angelica, and the Board. Employee shall have such authority and shall perform such duties as are specified in the Bylaws of Angelica for the office and position to which he has been appointed hereunder and shall so serve, subject to the control exercised by the Chief Financial Officer or Chief Executive Officer of Angelica, and the Board from time to time. Employee agrees to devote such of his time, attention and energy to the business of Angelica as may be required to perform the duties and responsibilities assigned to him to the best of his ability and with reasonable diligence.

               3.3 COMPENSATION. Employee's initial base salary under this Agreement will be $132,500

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per annum, payable in accordance with Angelica's current payroll practices.
In addition to the Annual Base Salary, Employee shall be awarded the opportunity to earn an incentive compensation on an annual basis ("Incentive Compensation") under the Incentive Compensation Plan or any incentive compensation plan which is generally available to other similarly situated executives of Angelica. The Incentive Compensation during the Employment Period shall range from 0 to 60% of Employee's Annual Base Salary. The Incentive Compensation which Employee will have an opportunity to earn shall be reviewed at least annually and may be adjusted at the discretion of the Chief Financial Officer and Chief Executive Officer of Angelica, and the Board, dependent upon Employee's performance and in accordance with Angelica's policies.

               3.4 PARTICIPATION IN PERFORMANCE PLANS. Employee is eligible to receive stock-based awards or grants under Angelica's 1994 Performance Plan, 1999 Performance Plan and such other similar plans as may, from time to time be adopted, including stock options, restricted stock and performance awards, in the discretion of the Compensation and Organization Committee or the Board of Angelica.

               3.5 PARTICIPATION IN STOCK BONUS AND INCENTIVE PLAN. Employee is eligible to participate in Angelica's Stock Bonus and Incentive Plan, based on current eligibility requirements and subject to the terms and conditions of such plan.

               3.6 PARTICIPATION IN RETIREMENT SAVINGS PLAN. Employee is eligible to participate in Angelica's Retirement Savings Plan (the "401(k) Plan"), based upon current eligibility requirements and subject to the terms and conditions of such plan.

               3.7 PARTICIPATION IN PENSION PLAN. Employee is eligible to participate in Angelica's "defined benefit" Pension Plan, based on current eligibility requirements and subject to the terms and conditions of such plan.

               3.8 PARTICIPATION IN SUPPLEMENTAL PLAN. Employee is eligible to participate in Angelica's Supplemental Plan at an assigned formula rate of 30% and otherwise based upon current eligibility requirements and subject to the terms and conditions of such plan.

SECTION 4: BENEFITS UPON TERMINATION. If Employee's employment with Angelica is terminated prior to the end of the initial Term or prior to the end of any subsequent renewal Term, as the case may be, (a) by Angelica without Good Cause or (b) by Employee for Good Reason, then upon the negotiation and execution of a mutually acceptable settlement and release agreement by Angelica and Employee (which will include covenants consistent with the provisions of Section 5 below), and in addition to any accrued salary and other payments owed to Employee under Angelica's other benefit plans and policies, Angelica shall pay Employee an amount equal to one-half Employee's then-current Annual Base Salary. Said amount shall be paid in equal, semi-monthly payments, less applicable taxes, withholdings and standard deductions. Said payments will continue thereafter for an additional six-month period provided, however, that in addition to deducting from such continuing payments applicable taxes, withholdings and standard deductions, said payments shall also be reduced by the amounts, if any, earned by Employee during said six-month period as a result of self employment and/or employment with another employer. As a condition to such additional payments, Employee agrees to provide Angelica with verification, reasonably acceptable to Angelica, substantiating the amount of any such earnings, or of Employee's lack of other employment, as the case may be. In the case of a termination of Employee's employment with Angelica for any reason other than as stated in this Section 4 above, Employee shall be entitled only to accrued salary and other payments owed to

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Employee under Angelica's other benefit plans and policies.

SECTION 5:     NON-COMPETITION, CONFIDENTIALITY, NON-DIVERSION.

               5.1 NON-COMPETE AGREEMENT. It is agreed that during the period beginning on the Effective Date and ending one year after the Date of Termination, regardless of whether such termination is by the action of Employee or Angelica or by mutual agreement, Employee shall not, either for himself or on behalf of any person, firm or corporation (whether for profit or otherwise) engage in any form of competition with Angelica, directly or indirectly, through any commercial venture, as a partner, officer, director, stockholder, advisor, employee, consultant, agent, salesman, venturer or otherwise, in the business conducted by Angelica in the United States, Canada or any other country in which Angelica does business. This requirement, however, will not limit Employee's right to invest in the capital stock or other equity securities of any corporation, the stock or securities of which are publicly owned or are regularly traded on any public securities exchange.

               5.2 CONFIDENTIAL INFORMATION. Employee acknowledges that during his employment with Angelica, he may develop or be exposed to confidential information concerning Angelica's inventions, processes, methods and confidential affairs, property of a proprietary nature and trade secrets of Angelica or its licensors or customers. Employee agrees that the maintenance of the proprietary character of such information and property to the full extent feasible is important and that for so long as any such confidential information and trade secrets may remain confidential, secret or otherwise wholly or partially protectable, either during or after Employee's Employment Period, shall not use or divulge such confidential information or property except as permitted or required by the duties of Employee's employment with Angelica. Employee shall not remove any property of a proprietary nature from Angelica's premises except as required by the duties of Employee's employment. Employee shall return to Angelica upon termination of his employment with Angelica, all models, drawings, photographs, writings, records, papers or other properties produced by Employee or coming into his possession by or through his employment with Angelica.

               5.3 NON-DIVERSION. During the Employment Period and for one year after the Date of Termination, Employee shall not directly or indirectly or by aid to others: (i) do anything which could be expected to divert from Angelica any trade or business with any customer of Angelica with whom Employee had any contact or association during the one year immediately preceding the Date of Termination; or (ii) solicit for employment by others, any individual employed by Angelica.

               5.4 REASONABLENESS OF RESTRICTIONS. Employee agrees that the period and areas of restriction following the Date of Termination, as set forth in this Section 5, are reasonably required for the protection of Angelica and its business, as well as the continued protection of Angelica's employees. If any one or more of the covenants, agreements or provisions contained herein shall be held to be contrary to the policy of a specific law, though not expressly prohibited, or against public policy, or shall for any other reason whatsoever be held invalid, then such particular covenant, agreement or provision shall be null and void and shall be deemed separable from the remaining covenants, agreements and provisions, and shall in no way affect the validity of any of the other covenants, agreements and provisions hereof. The parties hereto agree that in the event that either the length of time or the geographic area set forth herein is deemed too restrictive in any court proceeding, the court may reduce such restrictions to those which it deems reasonable under the circumstances.

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               5.5 EQUITABLE RELIEF. Any action by Employee contrary to the restrictive covenants contained in this Section 5 may as a matter of course be restrained by equitable or injunctive process issued out of any court of competent jurisdiction, in addition to any other remedies provided in law. In the event of the breach of Employee's covenants as set forth in this
Section 5 and Angelica's obtaining of injunctive relief, the period of restrictions set forth herein shall commence from the date of the issuance of the order which enjoins such activity.

SECTION 6:     MISCELLANEOUS.

               6.1 NOTICE. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below; provided that all notices to Angelica shall be directed to the attention of the Chief Executive Officer of Angelica, or to such other address as one party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                    Notice to Employee
                    ------------------
                    James W. Shaffer
                    319 Berry Bush Ct.
                    St. Louis, Missouri 63011

                    Notice to Angelica
                    ------------------
                    Angelica Corporation
                    424 South Woods Mill Road
                    Chesterfield, Missouri  63017-3406
                    Attention:  Chief Executive Officer

               6.2 WAIVER. Employee's or Angelica's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Employee or Angelica may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement and shall not operate or be construed as a waiver of any subsequent breach of the same provision.

               6.3 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to its conflict of law principles.

               6.4 SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of any successor of Angelica and any such successor shall be deemed to be substituted for Angelica under the terms of this Agreement. Angelica shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Angelica to assume expressly and agree to perform the provisions of this Agreement as if no such succession had taken place. As used in this Agreement, "Angelica" shall mean Angelica as hereinbefore defined or any successor to Angelica's business and/or assets which assumes and agrees to perform this Agreement.

               6.5 ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or oral agreements, understandings,

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discussions or negotiations with respect thereto.

               IN WITNESS WHEREOF, Employee and Angelica, pursuant to the authorization from its Board, have caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                           /s/ James W. Shaffer
                                           --------------------
                                           James W. Shaffer


                                           ANGELICA CORPORATION

                                           By: /s/ T. M. Armstrong
                                               -------------------
                                           Name: T. M. Armstrong
                                                 ---------------
                                           Title: Senior Vice President
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